UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 25, 2015
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02          RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On February 25, 2015, TOR Minerals International (the "Company"), announced its financial results for the fourth quarter and year-ended December 31, 2014.

Full-year 2014 summary

  2014 net sales increased 1.5% to $46.7 million
  2014 net loss of $554,000, versus 2013 net loss of $1.6 million
  2014 net loss per diluted share of ($0.18) per share, versus 2013 loss per share of $(0.54)
Annual Sales Comparison by Product Group (in 000's)	2014	2013	% Change 2014 vs. 2013
Specialty Aluminas	$21,698	$18,089	20%
Barium Sulfate and Other Products	8,890	7,997	11%
TiO2 Pigments	16,142	19,935	-19%
Total	$46,730	$46,021	1.5%

During 2014, net sales increased 1.5%, as a 20% increase in sales of specialty alumina products, consisting of our ALUPREM®, HALTEX® and OPTILOAD® offerings, and an 11% increase in sales of Barium Sulfate and Other Products, which include BARTEX® and BARYPREM®, more than offset the 19% decrease in sales of titanium dioxide (TiO2) pigments products, which include HITOX®, TIOPREM® and synthetic rutile (SR) products.

During 2014, gross profit increased to $6.6 million, or 14.1 percent of sales, as compared to $3.4 million, or 7.4 percent of sales, during 2013.   During 2014, net loss available to common shareholders was $554,000, or ($0.18) per diluted share, as compared to net loss of $1.6 million, or ($0.54) per diluted share, during the same period a year ago.

"Our Specialty Alumina business delivered double-digit year-over-year growth during 2014.  Combined with the strength of our Barium Sulfate and other product groups, for the year we were able to more than offset the tough market conditions and lower utilization levels of our TiO2 business." commented Dr. Olaf Karasch, Chief Executive Officer.  "A favorable product mix shift along with a continued focus to lower costs, also resulted in a substantial improvement to the net loss realized during the year.  The business also delivered a substantial improvement in cash flow during 2014, generating $4.6 million in cash flow from operations, more than half of which was used to pay down debt levels."

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Fourth quarter summary

  4Q14 net sales decreased 24% to $9.9 million
  4Q14 net loss of $1.7 million, versus 4Q13 net loss of $1.8 million
  4Q14 net loss per share of ($0.57), versus 4Q13 net loss per share of ($0.60)
Quarterly Sales Comparison by Product Group (in 000's)	4Q14	4Q13	% Change
Specialty Aluminas	$5,012	$5,006	0.1%
Barium Sulfate and Other Products	1,943	1,842	5%
TiO2 Pigments	2,934	6,144	-52%
Total	$9,889	$12,992	-24%

During the fourth quarter, net sales decreased 24 percent to $9.9 million, primarily related to a 52 percent decrease in sales of TiO2 pigments products.  The decrease in TiO2 pigment products was primarily related to a decrease in SR sales.  There were no sales of SR to third-party customers during the fourth quarter of 2014, as compared to third-party SR sales of $3.4 million during the fourth quarter of the prior year. The company has historically produced SR as a precursor feedstock to make its differentiated specialty TiO2 pigment products and only opportunistically sold SR products to third parties when market conditions were attractive.

Sales of specialty alumina products increased 0.1 percent and 20 percent for the fourth quarter and full year periods, respectively.   Increased volumes of ALUPREM products to new and existing customers in Europe and U.S. were primarily responsible for the annual sales growth.  Volume increases were offset by lower average selling prices and product mix during the fourth-quarter period.

Sales of Barium Sulfate and Other Products increased 5 percent and 11 percent for the fourth quarter and full year periods, respectively.

During the fourth quarter the company made the strategic decision to take a portion of its production capacity out of service at its Malaysian SR plant and reduce its work force by approximately 50% in that plant. As of the end of December, the company currently has SR in inventory to support production of its specialty TiO2 color pigment products for 12 to 18 months and has secured alternate sources of SR to support a portion of its production going forward.  The company incurred a $2.1 million non-cash loss associated with the write-down in the book value of the production equipment that was taken out of service and incurred approximately $353,000 in severance costs which are reflected in the fourth quarter results.  Going forward the company anticipates a savings in the overall cost of SR as a result of these actions.

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During the fourth quarter of 2014, cost of sales was $8.4 million, or 85.3 percent of sales, as compared to $14.3 million, or 110.3 percent of sales, during the fourth quarter of the prior year.  Cost of Sales comparisons were due to significantly higher raw material costs and a $1.3 million write-down of TiO2 related inventory that occurred during the prior year period.

During the fourth quarter, operating expenses increased 21 percent to $1.5 million, primarily related to employee severance costs associated with a reduction in labor force at the company's SR plant in Malaysia.  During the fourth quarter, net loss available to common shareholders was $1.7 million, or ($0.57) per diluted share, as compared to net loss of $1.8 million, or ($0.60) per diluted share, during the same period a year ago.

"We remain optimistic about the outlook for our specialty alumina business, and continue to expect double-digit revenue and profitability growth for this part of our business during 2015.  While difficult market conditions are expected to persist in the TiO2 industry, our outlook for our TiO2 business is stable for 2015," said Dr. Karasch. "The strategic decision to close a portion of our SR plant should result in significant costs savings, reduce investment in raw material inventory and ongoing maintenance costs, and, based on our current outlook, allow us to earn a return on our investment on the TiO2 side of our business.  We plan to continue to invest in the specialty alumina side of our business and have plans to double our plant capacity to meet the anticipated increase in demand over the next 24 months."

TOR Minerals will host a conference call at 5:00 p.m. Eastern, 4:00 p.m. Central Time, on February 25, 2015, to further discuss fourth quarter and full year results. The call will be simultaneously webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 1357317.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated February 25, 2015 announcing the Company's fourth quarter and year end 2014 financial results
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: March 9, 2015	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated February 25, 2015 announcing the Company's fourth quarter and year end 2014 financial results
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